UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________________________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

_________________________________________________________________

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HALLADOR ENERGY COMPANY

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 29, 2025

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Shareholders (the "Annual Meeting") of Hallador Energy Company, a Colorado corporation, ("we," "us," "our" or the "Company"), will be held on May 29, 2025, at 2:00 p.m. Mountain Daylight Time, at our offices at 10375 Park Meadows Drive, Suite 500, Lone Tree, CO 80124. All shareholders of record at the close of business on April 9, 2025, are eligible to vote their shares by proxy or in person at the Annual Meeting.

Items of Business and Board Voting Recommendations

1	Elect six directors named in the Proxy Statement to serve for a one-year term, or until their successors are duly elected and qualified.	FOR each of the nominees
2	Approve, on an advisory basis, the Named Executive Officers' compensation.	FOR
3

Approve the Hallador Energy Company Second Amended and Restated 2008 Restricted Stock Unit Plan (the "Second A&R RSU Plan") to (i) increase the number of shares available for issuance under the RSU Plan by 2,000,000 shares, and (ii) extend the term of the RSU Plan until May 29, 2035.

FOR
4	Ratify the appointment of Grant Thornton LLP, as our independent registered public accounting firm for 2025.	FOR
5	Transact such other business as may properly come before the Annual Meeting.

Instructions for voting on the matters presented at the Annual Meeting are contained in the accompanying proxy statement (see "Voting Information").

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we encourage you to vote promptly. You may vote via the toll-free telephone number, over the internet, or by mailing a completed proxy card.

By Order of the Board of Directors,
Ryan McManis Corporate Secretary April 17, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 29, 2025.

The Notice of Annual Meeting, Proxy Statement, and Annual Report for the fiscal year ended

December 31, 2024, are available at http://materials.proxyvote.com/40609P.

IMPORTANT NOTICE REGARDING ADMISSION TO THE 2025 ANNUAL MEETING

We ask shareholders or their legal proxy holders who wish to attend the 2025 Annual Meeting register no later than May 21, 2025, by telephone at (303) 839-5504.

GENERAL MEETING INFORMATION1

Date and Location of Meeting1

Who can attend the Annual Meeting?1

What do I need to do to attend the Annual Meeting?1

What is the purpose of the Annual Meeting?1

DELIVERY OF THE PROXY MATERIALS2

Mailing Date2

Shareholders Sharing an Address2

VOTING INFORMATION2

Who is entitled to vote?2

What constitutes a quorum?2

Is my vote confidential?2

How do I vote?3

Information for Beneficial Owners3

Can I change my vote or revoke my proxy?4

What if other matters come up at the Annual Meeting?4

Can I vote in person at the Annual Meeting rather than by completing the Proxy Card?4

How are votes counted?4

Where can I find the voting results of the Annual Meeting?4

Who pays for this proxy solicitation?5

What vote is required to approve each item?5

OUR MANAGEMENT TEAM6

PROPOSAL NO. 1: ELECTION OF DIRECTORS FOR A ONE-YEAR TERM.6

OUR CURRENT BOARD OF DIRECTORS AND NOMINEES7

Director Nominees7

OUR EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS9

BOARD AND ITS COMMITTEES9

Board Leadership and Structure9

Chairman9

Independent and Non-Management Directors9

Board and Committee Oversight of Risk Management and Cyber Security10

Code of Conduct10

Board Meetings and Attendance10

Executive Sessions of Non-Management Directors10

Committees10

Criteria for Director Nominations12

Shareholder Engagement12

Anti-Hedging and Anti-Pledging Policy12

Equity Award Grant Practices13

Director Compensation13

2024 Director Compensation14

PROPOSAL NO. 2: APPROVE, ON AN ADVISORY BASIS, THE NAMED EXECUTIVE OFFICERS' COMPENSATION.14

EXECUTIVE COMPENSATION15

Summary Compensation Table15

2024 Executive Officer Plan16

Executive Officer Bonus Performance Plan16

2025 Performance Bonus19

2024 Bonus Payout20

Outstanding Equity Awards at December 31, 202420

Equity Compensation Plan Information21

Potential Payments Upon Termination or Change in Control21

Separation Agreement with Mr. Martin24

Other Benefits24

PAY VS. PERFORMANCE24

Summary Table24

Relationship Between Compensation Actually Paid and Performance Measures26

T-1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE28

Review and Approval of Transactions with Related Persons28

Director Independence28

PROPOSAL NO.3: TO APPROVE THE HALLADOR ENERGY COMPANY SECOND AMENDED AND RESTATED 2008 RESTRICTED STOCK UNIT PLAN29

PROPOSAL NO. 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.32

INDEPENDENT AUDITOR'S FEES AND SERVICES32

Auditors32

Principal Accountant Fees32

Pre-Approval Policy33

AUDIT COMMITTEE REPORT33

OTHER INFORMATION34

Proposals by Security Holders34

Other Matters34

Shareholder Proposals and Director Nominations for the 2026 Annual Meeting34

Communications with the Board of Directors35

Householding35

Incorporation by Reference35

Availability of SEC Filings, Code of Conduct and Committee Charters35

APPENDIX Ai

SECOND AMENDED AND RESTATED 2008 RESTRICTED STOCK UNIT PLANi

T-2

HALLADOR ENERGY COMPANY

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 29, 2025

This Proxy Statement is furnished by the Board of Directors (the "Board") of Hallador Energy Company (the "Company", "Hallador", "we" or "us") to holders of our common stock in connection with the solicitation by the Board of proxies to be voted at the 2025 Annual Meeting of Shareholders (our "Meeting" or "the Annual Meeting").

GENERAL MEETING INFORMATION

Date and Location of Meeting

Our Meeting will be held on May 29, 2025, at 2:00 p.m. Mountain Daylight Time, at our offices at 10375 Park Meadows Drive, Suite 500, Lone Tree, CO 80124, or at such other time and place if the Annual Meeting is postponed or adjourned. References in this Proxy Statement to the Annual Meeting also refer to any adjournments, postponements, or changes in time or location of the Meeting to the extent applicable.

Who can attend the Annual Meeting?

All shareholders of record at the close of business on April 9, 2025, may attend the Annual Meeting.

What do I need to do to attend the Annual Meeting?

Proof of ownership, together with valid government-issued photo identification such as a driver's license or passport, are required to attend the Annual Meeting. We ask shareholders or their legal proxy holders who wish to attend the Annual Meeting register with Investor Relations no later than May 21, 2025, by telephone at (303) 839-5504.

For safety reasons, we will not allow anyone to bring large bags, briefcases, packages, or other similar items into the Annual Meeting, or to record or photograph the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our shareholders will act upon the matters outlined in the "Notice of Annual Meeting," which appears on the cover page of this Proxy Statement, including:

1.	Elect six directors named in this Proxy Statement to serve for a one-year term, or until their successors are elected and qualified:
2.	Approve, on an advisory basis, the Named Executive Officers' compensation;
3.

Approve the Hallador Energy Company Second Amended and Restated 2008 Restricted Stock Unit Plan (the "Second A&R RSU Plan") to (i) increase the number of shares available for issuance under the RSU Plan by 2,000,000 shares, and (ii) extend the term of the RSU Plan until May 29, 2035;

4.	Ratify the appointment of Grant Thornton LLP, as our independent registered public accounting firm for 2025; and
5.	Transact such other business as may properly come before the Annual Meeting.

DELIVERY OF THE PROXY MATERIALS

Mailing Date

On or about April 18, 2025, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice of Availability") to our shareholders containing instructions on how to access the proxy materials and submit your proxy online. We have made these proxy materials available to you over the internet or, upon your request, have delivered paper copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for the Annual Meeting.

Shareholders Sharing an Address

Registered Shareholders—Each shareholder of record (meaning you own shares in your name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one Notice of Availability, regardless of whether you have the same address as another shareholder of record.

Street Name Shareholders—If you own shares in "street name" (that is, in the name of a bank, broker, or another holder of record), applicable rules permit brokerage firms and our Company, under certain circumstances, to send one Notice of Availability to multiple shareholders who share the same address. This practice is known as "householding". Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reduce the number of copies of materials delivered to your address. If you wish to revoke a "householding" consent you previously provided to a broker, you must contact that broker to revoke your consent. If your household receives multiple copies of the Notice of Availability and you wish to request delivery of a single copy, you should contact your broker directly.

VOTING INFORMATION

Who is entitled to vote?

Only shareholders of record at the close of business on April 9, 2025, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock of the Company ("Common Stock"). The holders of the Common Stock may vote on all matters presented at the Annual Meeting and will vote together as a class. Each outstanding share of Common Stock entitles the holder to one vote. As of April 9, 2025, there were 42,976,180 shares of Common Stock outstanding.

As of April 9, 2025, the Company's officers and directors are the record and beneficial owners of a total of 10,200,353 shares (23.73%) of the Company's outstanding Common Stock. Management intends to vote all its shares in the manner recommended by the Board for each matter to be considered by the shareholders.

What constitutes a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Colorado law. One-third of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the Annual Meeting.

Is my vote confidential?

Yes. All proxies, ballots, and vote tabulations that identify how individual shareholders voted will be kept confidential and will not be disclosed to our directors, officers, or employees, except in limited circumstances, including:

●	When disclosure is required by law;
●	During any contested solicitation of proxies; or
●	When written comments by a shareholder appear on a proxy card/voting instruction form or other voting material.

How do I vote?

Shareholders of record may vote using one of the following methods:

●	over the internet, at www.proxyvote.com, which you are encouraged to do if you have access to the internet;
●	by telephone to 1-800-690-6903;
●	by completing, signing, and returning the included proxy card, for those who requested to receive printed proxy materials in the mail; or
●	by attending the Annual Meeting and voting in person.

The Notice of Availability provides instructions on how to access your proxy, which contains instructions on how to vote via the internet or by telephone. For shareholders who request to receive a paper proxy card in the mail, instructions for voting via the internet, by telephone, or by mail are set forth on the proxy card.

If you hold shares in "street name", the organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. The shareholder of record will provide you with instructions on how to vote your shares. Internet and telephone voting will be offered to shareholders owning shares through most brokerage firms and banks.

Additionally, if you would like to vote in person at the Annual Meeting, contact the brokerage firm, bank or other nominee who holds your shares to obtain a proxy from them and bring it with you to the Annual Meeting. You will not be able to vote at the Annual Meeting unless you have a proxy from your brokerage firm, bank, or other nominee.

You may read, print, and download our 2024 Form 10-K, 2025 Proxy Statement and Proxy Card at http://materials.proxyvote.com/40609P. On an ongoing basis, shareholders may request to receive proxy materials in printed form by mail or electronically by email.

To ensure that your vote is counted at the Annual Meeting, regardless of whether you plan to attend, you should vote by using the internet or telephone voting options on your proxy card or by mailing in your proxy card. If you return an executed proxy card without marking your instructions, your executed proxy card will be voted by the recommendations of the Board. In connection therewith, the Board has designated Brent K. Bilsland, Chairman, President and Chief Executive Officer, and Marjorie Hargrave, Chief Financial Officer, as proxies. If you indicate a choice concerning any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted per your instructions.

Information for Beneficial Owners

As a beneficial owner, to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such bank, broker or other nominee depends on the type of item being considered for vote.

Non-Discretionary (Non-Routine) Items. The election of directors (Proposal 1), the Advisory Vote Approving the Named Executive Officers' Compensation (Proposal 2), and the approval of the Hallador Energy Company Second Amended and Restated 2008 Restricted Stock Unit Plan (Proposal 3) are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary (Routine) Items. The ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm (Proposal 4) is a discretionary item, also known as a "routine" matter. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

When a broker, bank or other nominee votes its clients' unvoted shares on "routine" matters, these shares are counted to determine if a quorum exists to conduct business at the Annual Meeting. A broker, bank or other nominee cannot vote clients' unvoted shares on non-routine matters, which results in a "broker non-vote".

Can I change my vote or revoke my proxy?

Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the Annual Meeting by:

●	Notifying our Corporate Secretary in writing at Hallador Energy Company, 1183 East Canvasback Drive, Terre Haute, Indiana, 47802 that you are revoking your proxy:
●	Executing and delivering a later-dated proxy card or submitting a later-dated vote by telephone or the internet; or
●	Attending the Annual Meeting in person, revoking your proxy, and voting in person.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you hold your shares in "street name," you may submit new voting instructions by contacting your bank, broker, or other nominee, or if you have obtained a legal proxy from your bank, broker or another holder of record giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

What if other matters come up at the Annual Meeting?

The matters described in this Proxy Statement are the only matters we know to be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the proxy holders will vote your shares as they see fit.

Can I vote in person at the Annual Meeting rather than by completing the Proxy Card?

Although we encourage you to complete and return your proxy card to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.

How are votes counted?

We will hold the Annual Meeting if holders of one-third of the total shares of Common Stock that are entitled to vote either sign and return their proxy card or attend the Annual Meeting. If you sign and return your proxy card, your shares will be counted to determine whether the Company has a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and to publish results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") within four business days after the Annual Meeting.

Who pays for this proxy solicitation?

We will bear all of the solicitation costs and will supply copies of the solicitation materials to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Also, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. In addition to sending you these materials, some of the Company's employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

What vote is required to approve each item?

Election of Directors. At the Annual Meeting, six director-nominees are standing for election to the Board. With respect to the election of directors, you may vote "for" or "against" each of the nominees for the Board, or you may "abstain” voting for one or more nominees. To be elected to the Board, a director-nominee must receive the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter (meaning that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted "FOR" the nominee).

Abstentions will have the same effect as a vote "against" the election of the nominee to the Board. Your broker may not vote your shares on the nominees unless you give voting instructions. Broker non-votes will have no effect on the election of the nominees. Each director-nominee elected at the Annual Meeting will serve on the Board for a one-year term or until his successor is duly elected and qualified, or until he resigns or is removed.

Say-on-Pay. At the Annual Meeting, we are asking shareholders to vote to approve on an advisory basis the compensation paid to the Named Executive Officers. With respect to this proposal, you may vote "for," "against," or "abstain" from voting with respect to this proposal. A majority of the shares represented at the Annual Meeting and entitled to vote on this proposal must vote "FOR" the proposal to approve it. If you "abstain" from voting with respect to this proposal, your vote will have the same effect as a vote "against" the proposal. Your broker may not vote your shares on this proposal unless you give voting instructions. Broker non-votes will have no effect on the vote for this proposal. Your vote will not directly change or otherwise limit or enhance any existing compensation or award arrangement of any of our Named Executive Officers, but the outcome of the say-on-pay vote will be considered by the Compensation Committee when making future compensation decisions.

Hallador Energy Company Second Amended and Restated 2008 Restricted Stock Unit Plan. At the Annual Meeting, we are asking shareholders to approve the Second A&R RSU Plan. With respect to this proposal, you may vote "for" "against" or "abstain" from voting with respect to this proposal. A majority of the shares represented at the Annual Meeting and entitled to vote on this proposal must vote "FOR" the proposal to approve it. If you "abstain" from voting with respect to this proposal, your vote will have the same effect as a vote "against" the proposal. Your broker may not vote your shares on this proposal unless you give voting instructions. Broker non-votes will have no effect on the vote for this proposal.

Ratification of Auditor. At the Annual Meeting, we are asking shareholders to ratify the appointment of Grant Thornton LLP, as our independent registered public accounting firm for the year ending December 31, 2025. With respect to this proposal, you may vote "for," "against" or "abstain" from voting with respect to this proposal. A majority of the shares represented at the Annual Meeting and entitled to vote on this proposal must vote "FOR" the proposal to approve it. If you "abstain" from voting with respect to this proposal, your vote will have the same effect as a vote "against" the proposal. As this proposal is considered a "routine" matter, your broker may vote your shares on this proposal if you do not provide voting instructions.

Other Matters. For most other matters that properly come before the Annual Meeting, the affirmative vote of a majority of shares of Common Stock, present in person or represented by proxy and voted at the Annual Meeting, will be required.

OUR MANAGEMENT TEAM

Hallador is led by Brent K. Bilsland, our Chairman, President, and Chief Executive Officer, whose biography appears below under "Our Current Board of Directors and Nominees," Marjorie Hargrave, our Chief Financial Officer, and Heath A. Lovell, our President of Hallador Power, whose biographies appear under "Our Named Executive Officers Who Are Not Directors."

PROPOSAL NO. 1: ELECTION OF DIRECTORS FOR A ONE-YEAR TERM.

The Board recommends that you vote "FOR" all of the nominees.

At our 2024 Annual Meeting of Shareholders, our shareholders elected a Board of six directors.

All of our current directors are listed below and nominated for re-election.

Each of the directors to be elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of shareholders or until his successor is duly elected and qualified, or until he resigns or is removed. Each nominee agreed to be named in this Proxy Statement and to serve if elected.

To be elected to the Board, each director-nominee must receive the affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote "against" the election of the nominee to the Board. Your broker may not vote your shares on the nominees unless you give voting instructions. Thus, broker non-votes will have no effect on the vote for this proposal. If you sign your proxy card but do not give instructions with respect to the voting of director-nominees, your shares will be voted for the nominees.

Any director-nominee who is currently serving as a director and who does not meet the voting requirement described above must tender his resignation.

We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, the proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

OUR CURRENT BOARD OF DIRECTORS AND NOMINEES

Director Nominees

BRENT K. BILSLAND, the Chairman of the Board, President, and CEO, has served on the Board since 2009. Mr. Bilsland was elected Chairman of the Board in 2018, appointed CEO in 2014, and has been a director and our President since 2009. He was President of Sunrise Coal, LLC, our primary operating subsidiary, from July 2006 through November 2017, and Vice President of Knapper Corporation, a private corporation, from 1998 to 2004. Mr. Bilsland is a graduate of Butler University located in Indianapolis, Indiana.

Mr. Bilsland brings broad industry experience and significant operational capabilities to our Company. He has an intimate understanding of our business and its operations that benefit us. In 2015 and 2016, Mr. Bilsland served as the Chairman of the Indiana Coal Council. Mr. Bilsland's investment in our Common Stock, combined with his wife and children, is 3.62%.

ZARRELL GRAY, a director, serves as Chair of our Nominating Committee. Mr. Gray is Executive Advisor to Teays Rivers, a U.S. holding company with a strategic focus on production based and vertically integrated agricultural businesses with assets and operations across 23 states and 10 countries. From 2007 to 2021 he was Executive Vice President and Chief Operating Officer at Teays River. Prior to joining Teays River, Mr. Gray was professionally involved in the hybrid seed industry for over 17 years (1990 to 2007) and remains a principal owner of Gray's Seed, Inc. Mr. Gray graduated from Purdue University and has a Bachelor of Science in Agricultural Economics.

Mr. Gray brings more than 17 years as a senior executive (COO/EVP) in the formation and growth of a large-scale holding company. Mr. Gray has served on multiple private corporate boards, each with sales in the hundreds of millions or greater. He also has extensive experience in investment committees, diligence processes, and various acquisition execution responsibilities and has been engaged in raising capital and debt facilities, each in excess of a billion dollars. Over his career he developed a unique and broad global network of investors, bankers and operators. We believe that Mr. Gray's vast experience will enable us to advance our long-term strategic growth plan.

DAVID C. HARDIE, a director, is the Executive Chairman of the board of directors of Hallador Investment Advisors Inc., which manages Hallador Cash Fund LP, Hallador Alternative Assets Fund, Moka Fund, and Hallador Balanced Fund. Mr. Hardie is also the Managing Member of Allora, a fine dining restaurant in Sacramento, California.

Mr. Hardie joined the board of directors of Earlens Corporation, a venture-backed hearing aid company, in November 2020. He serves as a director and partner of other private entities that are owned by members of his family and serves as director of The Parasol Tahoe Community Foundation and University of California Davis Environmental Research Center. Mr. Hardie is a Graduate of California Polytechnic University, San Luis Obispo with a Bachelor of Science in Accounting. He also completed the Owner/President Management program at the Harvard Business School.

Mr. David C. Hardie, who controls 5.06% of our Common Stock, has been a Board member for the last 36 years. His significant broad experience, as well as an intimate knowledge of our Company, is a tremendous benefit to us in planning and executing our corporate strategy.

BRYAN H. LAWRENCE, a director, is a founder and senior manager of Yorktown Partners LLC, the manager of the Yorktown group of investment partnerships, which make investments in companies engaged in the energy industry. The Yorktown partnerships were formerly affiliated with the investment firm of Dillon, Read & Co. Inc., where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a director of Riley Exploration Permian, Inc., Ramaco Resources, Inc., and Star Group, LP (each a United States publicly traded company) and certain non-public companies in the energy industry in which Yorktown partnerships hold equity interests. Mr. Lawrence is a graduate of Hamilton College and has an MBA from Columbia University.

.

Mr. Lawrence, who controls 1.16% of our Common Stock, has been a Board member for the last 30 years. We believe that Mr. Lawrence's wealth of industry-specific transactional skills and experience qualifies him to serve on our Board. As with most of our other Board members, he too has a significant indirect monetary investment in our Company and accordingly has a vested interest in our success.

DAVID J. LUBAR, a director, is President and CEO of Lubar & Co. He began his career in 1977 at Wells Fargo Bank (f/k/a Norwest Bank N.A.) in Minneapolis, where he spent six years in commercial and correspondent banking. Mr. Lubar joined Lubar & Co. in 1983 and has served as lead investor to over 20 companies in a wide range of industries and various stages of development. He currently serves as a director of each of the Lubar Companies as well as Nicholas Company, Baird Funds, Ixonia Bank (chairman), Milwaukee Brewers Baseball Club, and several other private companies. He previously served on the boards of BMO Financial Corp and Northwestern Mutual Life Insurance Company. He also serves in many community leadership positions throughout the Milwaukee area. Mr. Lubar has a Bachelor of Arts degree from Bowdoin College and Master of Business Administration from the University of Minnesota.

Mr. David J. Lubar controls 12.69% of our Common Stock. Mr. Lubar has 41 years of investment experience with private companies, public stocks, and fixed income. His experience provides him insight from the view of an investor and Board member.

CHARLES R WESLEY, IV, a director, has served as President of Thoroughbred Resources LP (a Yorktown Partners affiliate) since 2014 and CEO since 2016. Mr. Wesley served as Chief Planning and Commercial Officer of Ramaco Resources and, before joining Thoroughbred, Senior Director of Finance and Senior Counsel at Lumen Technologies (formerly Level 3 Communications), where he was also responsible for the operation and ultimate disposition of the Company's coal mining operations. Prior to Lumen Technologies, he worked at the law firms of Akin, Gump, Strauss, Hauer & Feld, and Strasburger & Price, focusing on international energy transactions. He began his career with a coal company as a mining engineer and is an active investor in natural resources and financial technology. Mr. Wesley is a board member across multiple industries and philanthropic organizations. Mr. Wesley holds a Juris Doctorate from the University of Kentucky College of Law and a Bachelor of Science in Mining Engineering from Virginia Polytechnic Institute.

Mr. Wesley brings a wealth of invaluable coal mining industry knowledge and experience to the Board. His vast knowledge of the industry assists the Board in driving future and potential growth and expansion opportunities.

Below is an overview of our current directors and each of the director nominees you are being asked to elect at the Annual Meeting.

Name and Principal Occupation	Age	Board Member Since	Independent	Audit Committee	Compensation Committee	Nominating Committee

Brent K. Bilsland	51	2009
Chairman of the Board, President and CEO Hallador Energy Company
Zarrell Gray	58	2024	✔	✔		Chair
Executive Advisor to Teays Rivers
David C. Hardie	74	1989	✔		✔	✔
Executive Chairman of the Board of Hallador Investment Advisors Inc.
Bryan H. Lawrence	82	1995	✔	✔
Managing Member of Yorktown Partners LLC
David J. Lubar	70	2018	✔	Chair	✔
Director, CEO and President of Lubar & Co.
Charles R. Wesley, IV	46	2018	✔		Chair	✔
President of Thoroughbred Resources LP

OUR EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

HEATH A. LOVELL, age 50, has served as President of Hallador Power Company since 2022 and President of Sunrise Coal since June 2024. Prior to joining Hallador, Mr. Lovell was the Vice President – Public Affairs for Alliance Coal, LLC since June of 2017. Before that, he was Vice President of Operations for Alliance Coal covering Illinois, Indiana, and parts of Western Kentucky. He had been with Alliance Coal since 2006 and held several other positions including General Manager of River View Coal, LLC and General Manager of Webster County Coal, LLC. Mr. Lovell was responsible for the development of River View in 2009 with its nine units of operations and initial capital investment of $270 million. Before joining Alliance, Mr. Lovell was Vice President and Partner of Dodge Hill Mining, LLC. He has over 25 years of experience in the mining industry and has a Master of Business Administration and a Bachelor of Science degree in Electrical Engineering from the University of Kentucky.

Mr. Lovell has served as the Chairman of the Kentucky Coal Association Board of Directors, West Virginia Coal Association Board of Directors, Indiana Coal Association Board of Directors, Reliable Energy, Inc. Board of Directors, as well as a Board Member of the American Coal Council and an appointed member of the National Coal Council.

MARJORIE HARGRAVE, age 61, joined Hallador on April 10, 2024, as our Chief Financial Officer. Ms. Hargrave has served as a director for Evolution Petroleum, a publicly traded company on the NYSE, since March 1, 2021, and currently serves as its Chair of the Audit Committee, and as a member of the Compensation and Nominating & Corporate Governance Committees. Ms. Hargrave most recently was the President and CFO of Enservco Corporation, a publicly traded Oilfield Services Company. Ms. Hargrave is the former CFO of CTAP (currently owned by Marubeni-Itochu Tubulars America), a provider of pipe and tubing to the energy industry and the former CFO of High Sierra Energy, a midstream energy company that was sold to NGL Energy Partners. Previous assignments include VP Finance/Managing Director, Black Hills Corp., Finance Consultant, Xcel Energy, and VP Investment Banking, Merrill Lynch. Ms. Hargrave holds a bachelor's degree in economics from Boston University, a master's degree in economics from New York University, certification in Cybersecurity Oversight from Carnegie Mellon University, a Senior Professional Human Resource Certification (2011-2026) and an Artificial Intelligence Certification from MIT.

BOARD AND ITS COMMITTEES

Board Leadership and Structure

Chairman

Our Board does not have a fixed policy regarding the roles for the Chairman of the Board ("Chairman") and CEO on whether they should be served independently or jointly. Currently, Mr. Bilsland holds both positions. We see the dual role as a bridge between management and the Board. We believe that a chairman who understands the day-to-day business and the important issues to be addressed by the Board is currently in the Company's and the shareholders' best interest. Our Board members have a significant monetary stake in the Company and believe they can provide oversight to the combined role.

Due to the limited size of our Board, we do not have a Lead Independent Director.

In addition, we have a separate chair for each committee of the Board ("Chair"). The Chair of each committee reports periodically to the Board.

Independent and Non-Management Directors

After considering the standards for independence adopted by Nasdaq, the SEC, and various other factors as described herein, the Board has determined that all of our current directors and director nominees, other than Mr. Bilsland, are independent.

Board and Committee Oversight of Risk Management and Cyber Security

Our Board has ultimate responsibility for general oversight of risk management processes. The Board receives regular reports from Mr. Bilsland on areas of risk we face. Our risk management processes are intended to identify, manage, and control risks so that they are appropriate considering our scope, operations, and business objectives. The Board interacts with senior management regarding assessment and mitigation of the most significant risks facing the Company, across a range of categories that includes strategic, financial, operational, environmental, health and safety, legal and compliance and reputational risks. The Audit Committee also meets without management present to, among other things, discuss our risk management culture and processes. In the event, a committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly concerning interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.

Code of Conduct

Our Board adopted the Company's Code of Conduct, which provides general statements of our expectations regarding ethical standards that we expect our directors, officers, and employees to adhere to while acting on our behalf. The Code of Conduct provides, among other things, that our directors, officers, and employees will: (i) comply with all laws, rules, and regulations applicable to us; (ii) avoid conflicts of interest; (iii) protect our assets and maintain our confidentiality; (iv) honestly and accurately maintain records and make required disclosures; and (v) promote ethical behavior and report violations of laws, rules, regulations or the Code of Conduct.

The Code of Conduct is available on our website, www.halladorenergy.com.

Board Meetings and Attendance

During 2024, our Board held eight regular meetings, our Audit Committee held four meetings, our Compensation Committee held two meetings, and our Nominating Committee and Corporate Governance Committee held three meetings. These meetings include those that were held in person and by means of conference call, but do not include actions taken by unanimous written consent.

Each Board member up for re-election attended at least 75% of the Board and committee meetings, which they served during 2024.

We do not have a specific policy regarding attendance at the Annual Meeting. All directors, however, are encouraged to attend if available. All our directors, with the exception of Mr. Steven Hardie who was not standing for re-election, participated in the 2024 Annual Meeting of Shareholders.

Executive Sessions of Non-Management Directors

To promote open discussions, our non-management directors meet in executive sessions regularly after scheduled Board meetings.

Committees

Our Board has three separately designated standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. The committee charters are available on our website, www.halladorenergy.com.

The membership and purposes of each of the committees are described below.

Audit Committee
David J. Lubar Chair and Financial Expert Zarrell Gray Bryan H. Lawrence

All our Audit Committee members are "independent" as defined by the Nasdaq listing standards, including those standards applicable specifically to audit committee members. Also, no member of the Audit Committee has served as one of our officers or employees at any time. All members of the Audit Committee are "non-employee directors" as defined in SEC rules. In addition to regularly scheduled meetings, the committee meets separately in executive sessions with representatives of our independent auditor. The Audit Committee approves the appointment and services of the independent auditor and reviews the general scope of the audit and audit-related services, matters relating to internal controls, and other matters related to accounting and reporting functions. The Audit Committee assists the Board in fulfilling its oversight responsibilities concerning:

	(i)	The integrity of the financial reports and other financial information provided by us to the public or any governmental body;

	(ii)	our compliance with legal and regulatory requirements;

	(iii)	our systems of internal controls over financial reporting;

	(iv)	the qualifications and independence of our independent auditors;

	(v)	our auditing, accounting, and financial reporting processes generally; and

	(vi)	the performance of such other functions as the Board may assign from time to time.

To this end, the Audit Committee maintains free and open communication with the Board, the independent auditors, and any other person responsible for our financial management. The Board also determined that Mr. David C. Lubar qualifies as an audit committee financial expert under the applicable SEC rules.

Compensation Committee
Charles R. Wesley, IV Chair David C. Hardie David J. Lubar	All our Compensation Committee members are "independent" as defined by the Nasdaq listing standards, including those standards that apply specifically to compensation committee members. Also, no member of the Compensation Committee has served as one of our officers or employees at any time. All members of the Compensation Committee are
"non-employee directors" as defined in SEC rules. The purpose of our Compensation
Committee is to:
(i) oversee our executive and director compensation; and

(ii) oversee and administer our stock incentive plans.

Nominating Committee
Zarrell Gray Chair David C. Hardie Charles R. Wesley, IV

No member of the Nominating Committee has served as one of our officers or employees at any time. All members of the Nominating Committee are independent, as defined in SEC rules. The purpose of our Nominating Committee is to:

(i)

assist our Board by identifying individuals qualified for election and re-election as Board members and to recommend to our Board, the director nominees for each annual meeting of shareholders, subject to the provisions of any shareholder or similar agreement binding on us; and

(ii)

recommend to the Board director nominees for each committee of the Board, subject to the provisions of any shareholder or similar agreement binding on us, and act on specific matters within its delegated authority, as determined by the Board from time to time.

Criteria for Director Nominations

General criteria for the nomination of director candidates include experience and successful track record, integrity, skills, ability to make analytical inquiries, understanding of our business environment and willingness to devote adequate time to director duties, diversity (although no formal policy exists, considered along with the aforementioned factors), all in the context of the perceived needs of the Board at that time. Stock ownership could also be a consideration.

Shareholder Engagement

Engagement with our shareholders helps us gain useful feedback on a wide variety of relevant topics pertaining to the operations, governance and strategy of our Company. If such feedback is received, it is shared regularly with the Company's management and the Board and may be considered in setting the governance practices and strategic direction for the Company.

The Company interacts from time to time and communicates with shareholders in a number of forums, including investor conferences, quarterly earnings calls and webcasts, SEC filings, meetings and press releases. The Company is committed to constructive communication and engagement with shareholders. Shareholders who wish to contact our Board or any individual director regarding Hallador may do so by mail addressed to our Corporate Secretary at Hallador Energy Company, 1183 East Canvasback Drive, Terre Haute, Indiana, 47802.

Relevant communications received in writing are distributed to our Board or to individual directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Anti-Hedging and Anti-Pledging Policy

We maintain an insider trading policy that applies to our officers and directors that prohibits trading our securities when in possession of material non-public information. It prohibits the hedging of our securities, including short sales or purchases or sales of derivative securities based on our securities, and, unless our Audit Committee approves an exemption, the pledging of our securities. Since the adoption of our insider trading policy, the Audit Committee has not granted any such exemptions to the policy's general prohibition on pledging.

Equity Award Grant Practices

The Compensation Committee typically approves and grants equity awards to our Named Executive Officers biennially, with each such award having a target grant date value as set forth in a two-year executive officer plan that is adopted by the Compensation Committee in advance of such grants. Awards granted to any newly hired or promoted executive officers are typically made on or close in time to the effective date of hire or promotion. We generally aim to avoid granting equity awards, including stock options (or similar awards), in anticipation of the release of material non-public information that is likely to result in changes to the price of our Common Stock, and the release of material non-public information is not timed based on stock option or other equity award grant dates. We do not currently grant stock options or similar stock appreciation awards as part of our equity compensation program. Accordingly, during the last completed fiscal year, we did not grant any stock options (or similar awards) to our Named Executive Officers during any period beginning four business days before the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company current report on Form 8-K that disclosed material nonpublic information (other than a Company current report on Form 8-K disclosing a material new option award grant under Item 5.02(e) of that form), and ending one business day after the filing or furnishing of such reports. If stock options were to be granted in the future, the Company would generally aim to avoid granting such options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock.

Ownership Policy

We have not adopted a formal stock ownership policy for our Named Executive Officers, but through existing stock ownership and the vesting of restricted stock units, they hold a significant portion of our outstanding shares of Common Stock.

Compensation Recovery ("Clawback") Policy

We adopted a compensation recovery "clawback" policy as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules adopted by Nasdaq, which provides for the mandatory recovery of certain erroneously awarded incentive compensation from our officers in the event of an accounting restatement to correct the Company's material noncompliance with any financial reporting requirement under securities laws. A copy of the policy is filed as Exhibit 97.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and incorporated herein by reference.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 and related regulations require our Section 16 officers and directors and persons who beneficially own more than 10% of our Common Stock to file with the SEC. We believe all these reports were timely filed based upon our review of the reports filed with the SEC except for: Mr. Zarrell Gray who had three late transactions in June and August, 2024; Mr. David Hardie who had one late transaction in June 2024; and Mr. Wesley who had one late transaction in June 2024.

Director Compensation

Each of our non-employee members of our Board, except for Mr. Lawrence, who declined being compensated for his Board role, receives an annual retainer of $50,000 and each committee chair receives an additional retainer of $25,000 for each fiscal year.

2024 Director Compensation

The following table sets forth information concerning the compensation paid to the non-employee members of our Board during the fiscal year ended December 31, 2024:

Director Name	Annual Board Retainer	Annual Committee Fee	Total Compensation
Brent K. Bilsland	--	--	--
Zarrell Gray (1)	$29,396	$9,918	$39,314
David C. Hardie (2)	$50,000	$15,082	$65,082
Steven R. Hardie (3)	$20,604	--	$20,604
Bryan H. Lawrence	--	--	--
David J. Lubar	$50,000	$25,000	$75,000
Charles R. Wesley, IV (4)	$50,000	$25,000	$75,000(4)

___________

(1)

Mr. Gray joined the Board on May 30, 2024, and received a pro-rated annual retainer. He also received an additional pro-rated retainer for his service as Chair of the Nominating Committee, a position he has held since August 8, 2024.

(2)	Mr. Hardie received a pro-rated retainer for his service as Chair of the Audit Committee for the period of January 1, 2024, through August 7, 2024.
(3)	Mr. Steven Hardie's Board service terminated on May 29, 2024.
(4)

Mr. Wesley elected to receive both his annual retainer and his annual committee chair fee in shares of our Common Stock. All of Mr. Wesley’s compensation reported in the 2023 director compensation table, which was intended to be paid in 2023, was, due to an inadvertent administrative error, paid in 2024.

In March 2025, with input from its compensation consultant, F.W. Cook & Co., our Board reviewed our non-employee director compensation policy and determined to increase, effective as of January 1, 2025, the annual retainer paid to non-employee members of our Board from $50,000 to $75,000 and to increase the additional retainer paid to the audit committee chair from $25,000 to $35,000, with each retainer paid on a quarterly basis. Our Board also determined that 50% of both the annual retainer and the annual committee chair fee will be paid in fully vested shares of Common Stock based upon the closing price of our Common Stock on the payment date.

PROPOSAL NO. 2: APPROVE, ON AN ADVISORY BASIS, THE NAMED EXECUTIVE OFFICERS' COMPENSATION.

The Board recommends that you vote "FOR" Hallador's named executive officer compensation.

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders for an advisory vote to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement as set forth in the "Summary Compensation Table" in accordance with the compensation disclosure rules of the SEC.

The Board recommends that shareholders support the following resolution.

RESOLVED, that the shareholders approve, on an advisory basis, Hallador's compensation of its Named Executive Officers, as disclosed in Hallador's Proxy Statement for the Annual Meeting, pursuant to the compensation disclosure rules of the SEC, including the Summary Compensation Table and all other tables and narrative disclosures regarding Named Executive Officer compensation.

This advisory proposal is not binding.

A majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy must vote FOR the proposal to approve it. If you "abstain" from voting with respect to this proposal, your vote will have the same effect as a vote "against" the proposal. Your broker may not vote on this proposal unless you give voting instructions. Broker non-votes will have no effect on the vote for this proposal. Your vote will not directly change or otherwise limit or enhance any existing compensation or award arrangement of any of our Named Executive Officers, but the outcome of the say-on- pay vote will be considered by the Compensation Committee when making future compensation decisions.

EXECUTIVE COMPENSATION

Compensation of our Named Executive Officers (referred to as "NEOs" below) is determined under our executive officer plan, which is reviewed and updated annually by the Compensation Committee.

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our NEOs in fiscal years ended December 31, 2024 and 2023:

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Non- Equity Incentive Plan (2)	Stock Awards (3)		All Other Compensation (4)	Total
Brent K. Bilsland	2024	$658,846	$169,400		$184,800	$1,800,000	$10,725	$2,823,771
Chairman, President and CEO	2023	$615,000	$184,800		$184,800	$-	$13,200	$997,800

Marjorie A. Hargrave (5)	2024	$281,539	$73,333		$80,000	$500,000(7)	$6,769	$941,641
Chief Financial Officer

Lawrence D. Martin (6)	2024	$259,166	$-	$		$-	$981,492	$1,240,658
Chief Financial Officer, and President, Sunrise Coal	2023	$400,000	$120,000		$120,000	$-	$13,200	$653,200

Heath A. Lovell	2024	$436,539	$110,000		$120,000	$700,000	$13,800	$1,380,339
President, Hallador Power	2023	$400,000	$120,000		$120,000	$-	$13,200	$653,200

____________

(1)	The amounts disclosed in the Bonus column reflect discretionary bonuses under the executive officer plan.
(2)	The amounts disclosed in the Non-Equity Incentive Plan column reflect amounts paid in respect of our 2024 executive officer bonus performance plan, as determined by the Compensation Committee.
(3)

The amounts disclosed in the Stock Awards column represent the aggregate grant date fair value of time-based restricted stock units, or RSUs, computed in accordance with Financial Accounting Standard Board's Accounting Standards Codification Topic 718, disregarding for this purpose the estimate of forfeitures and do not necessarily correspond to the actual value that might be realized by the NEOs, which depends on the market value of our Common Stock on a date in the future when the award vests or is settled, as applicable. Amounts disclosed in this column reflect the closing market price per share on the respective grant dates of the time-based RSUs. For additional information, including a discussion of the assumptions used to calculate these values, please see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

(4)

The amounts disclosed in the All-Other Compensation column reflect matching contributions by the Company to our 401(k) plan. For Mr. Martin, the amount disclosed also reflects certain amounts received by him in connection with his transition period and termination of employment on August 6, 2024, pursuant to the separation agreement entered into between the Company and Mr. Martin, effective as of April 17, 2024. Please see "Potential Payments Upon Termination or Change In Control" below for additional information regarding Mr. Martin's separation agreement.

(5)

Ms. Hargrave joined the Company as its Chief Financial Officer effective as of April 10, 2024. Ms. Hargrave was not an NEO during the fiscal year ended December 31, 2023 and, therefore, in accordance with SEC regulations, only compensation information for the fiscal year ended December 31, 2024 is included in the Summary Compensation Table.

(6)	Mr. Martin ceased to be our Chief Financial Officer effective as of April 9, 2024.
(7)	The amount disclosed for Ms. Hargraves includes a biennial RSU grant with a value of $400,000 and an additional sign-on RSU grant with a value of $100,000.

2024 Executive Officer Plan

In March 2024, the Board approved a two-year compensation plan, for the period commencing April 1, 2024 and ending March 31, 2026. The two-year compensation plan sets forth the annual base salary, biennial grants of RSUs under the RSU Plan, performance bonus criteria, and certain other components of compensation for our executive officers, including Messrs. Bilsland and Lovell, and Ms. Hargrave. The following table sets forth the compensation for our NEOs for April 1, 2024, through March 31, 2026, for our continuing NEOs:

Name	Annual Base Salary	Annual Target Bonus	Value of RSU Grants
Brent K. Bilsland	$675,000	$462,000	$1,800,000
Heath A. Lovell	$450,000	$300,000	$700,000
Marjorie Hargrave	$400,000	$200,000	$400,000

Executive Officer Bonus Performance Plan

The Compensation Committee established the performance goals for each of the NEOs' performance bonuses for the 2024 and 2025 performance sub-periods. The following tables summarize the performance goals as well as the threshold, target and maximum payout opportunities during the two-year period. A portion of the target bonus is allocated to each performance measure in proportion to the base points allocated to the performance measure. Performance against each performance goal and the corresponding payout are measured separately. The attained performance against a performance goal does not affect the performance bonus amount payable with respect to any other performance goal. No payout is available with respect to a performance measure if performance is at or below the threshold level. The payout for performance above the threshold level but below the target level and above the target level but below the maximum level shall be determined by straight line interpolation between zero and the target payout amount and between the target and maximum payout amount.

Brent K. Bilsland – Chief Executive Officer and President

Area	Goals	Base Points	Threshold Goal	Target Goal	Maximum Goal	Payout Does Not Meet Threshold	Payout at Target	Payout at Maximum
Safety (Sunrise) Note 1	Severity Measure (National Average)	5	100.00%	89.00%	78.00%	$0	$23,100	$46,200
	Violations Per Inspection Day (National Average)	5	0.50%	0.42%	0.34%	$0	$23,100	$46,200
Safety (Power) Note 2	Incident Rate	5	5.40%	4.50%	3.60%	$0	$23,100	$46,200
	Safety Inspection Rate	5	1.00%	1.25%	1.50%	$0	$23,100	$46,200
Financial	Adjusted EBITDA ($ million)	60	$34.30	$49.00	$63.70	$0	$277,200	$554,400
Discretionary		20				$0	$92,400	$184,800

Note 1:Safety (Sunrise) is based on Sunrise Coal's performance percentage relative to the national average for underground coal mines over the preceding 4 years. For the 2024 performance sub-period, safety will be determined relative to the 2020 – 2023 period. For the 2025 performance sub-period, safety will be determined relative to the 2021 – 2024 period. Actual results for each safety measure will be calculated by Sunrise Coal management.

Note 2:Safety (Power) is based on Hallador Power's performance percentage relative to the national average for coal-fired power generating facilities over the preceding 4 years. For the 2024 performance sub-period, safety will be determined relative to the 2020 – 2023 period. For the 2025 performance sub-period, safety will be determined relative to the 2021 – 2024 period. Actual results for each safety measure will be calculated by Hallador Power management.

Heath A. Lovell – President, Hallador Power LLC and President, Sunrise Coal

Area	Goals	Base Points	Threshold Goal	Target Goal	Maximum Goal	Payout Does Not Meet Threshold	Payout at Target	Payout at Maximum
Safety (Sunrise) Note 1	Severity Measure (National Average)	5	100.00%	89.00%	78.00%	$0	$15,000	$30,000
	Violations Per Inspection Day (National Average)	5	0.50%	0.42%	0.34%	$0	$15,000	$30,000
Safety (Power) Note 2	Incident Rate	5	5.40%	4.50%	3.60%	$0	$15,000	$30,000
	Safety Inspection Rate	5	1.00%	1.25%	1.50%	$0	$15,000	$30,000
Financial	Adjusted EBITDA ($ million)	60	$34.30	$49.00	$63.70	$0	$180,000	$360,000
Discretionary		20				$0	$60,000	$120,000

Note 1:Safety (Sunrise) is based on Sunrise Coal's performance percentage relative to the national average for underground coal mines over the preceding 4 years. For the 2024 performance sub-period, safety will be determined relative to the 2020 – 2023 period. For the 2025 performance sub-period, safety will be determined relative to the 2021 – 2024 period. Actual results for each safety measure will be calculated by Sunrise Coal management.

Note 2:Safety (Power) is based on Hallador Power's performance percentage relative to the national average for coal-fired power generating facilities over the preceding 4 years. For the 2024 performance sub-period, safety will be determined relative to the 2020 – 2023 period. For the 2025 performance subperiod, safety will be determined relative to the 2021 – 2024 period. Actual results for each safety measure will be calculated by Hallador Power management.

Marjorie Hargrave – Chief Financial Officer

Area	Goals	Base Points	Threshold Goal	Target Goal	Maximum Goal	Payout Does Not Meet Threshold	Payout at Target	Payout at Maximum
Safety (Sunrise) Note 1	Severity Measure (National Average)	5	100.00%	89.00%	78.00%	$0	$10,000	$20,000
	Violations Per Inspection Day (National Average)	5	0.50%	0.42%	0.34%	$0	$10,000	$20,000
Safety (Power) Note 2	Incident Rate	5	5.40%	4.50%	3.60%	$0	$10,000	$20,000
	Safety Inspection Rate	5	1.00%	1.25%	1.50%	$0	$10,000	$20,000
Financial	Adjusted EBITDA ($ million)	60	$34.30	$49.00	$63.70	$0	$120,000	$240,000
Discretionary		20				$0	$40,000	$80,000

Note 1:Safety (Sunrise) is based on Sunrise Coal's performance percentage relative to the national average for underground coal mines over the preceding 4 years. For the 2024 performance sub-period, safety will be determined relative to the 2020 – 2023 period. For the 2025 performance sub-period, safety will be determined relative to the 2021 – 2024 period. Actual results for each safety measure will be calculated by Sunrise Coal management.

Note 2:Safety (Power) is based on Hallador Power's performance percentage relative to the national average for coal-fired power generating facilities over the preceding 4 years. For the 2024 performance sub-period, safety will be determined relative to the 2020 – 2023 period. For the 2025 performance period, safety will be determined relative to the 2021 – 2024 period. Actual results for each safety measure will be calculated by Hallador Power management.

2025 Performance Bonus

Based on discussions with management and in light of continuing weakness in power prices combined with the restructuring of the Sunrise Coal division, including without limitation, the reduced production resulting from the idling of certain of the Company’s mines, the Compensation Committee revisited the financial targets for the 2025 performance sub-period and, in March 2025, the Compensation Committee reset the financial performance measure for the 2025 performance sub-period for each of the NEOs' 2025 performance bonuses as follows:

Area	Goals	Base Points (#)	Threshold Goal	Target Goal	Maximum Goal
Financial	Adjusted EBITDA ($ million)	60	$25.60	$32.00	$38.40

2024 Bonus Payout

In March 2025 the Compensation Committee evaluated the levels of achievement of the various performance measures for 2024 and made the following determinations based on the tables above. The Sunrise severity measure was 84% of the national average which beat the target goal and resulted in a performance bonus of 200% of target. Sunrise violations per inspection were below the maximum goal of 0.34, which beat the target goal and resulted in a performance bonus of 200% of target. The threshold performance goals for Hallador Power were achieved, which resulted in a performance bonus. Adjusted EBITDA did not meet the goal so no performance bonus was paid. The Compensation Committee also awarded the discretionary amount at the maximum payout, noting the skills, capabilities and commitment of the management team and the many impressive and important accomplishments last year.

Name	2024 Annual Target Bonus	2024 Annual Bonus Paid in April 2025
Brent K. Bilsland	$462,000	$354,200
Heath A. Lovell	$300,000	$230,000
Marjorie Hargrave	$200,000	$153,333

Outstanding Equity Awards at December 31, 2024

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (4)
Brent K. Bilsland	9/6/2024(3)	315,236	$3,609,452
	11/11/2022(1)	89,179	$1,021,100

Heath A. Lovell	9/6/2024(3)	122,592	$1,403,678
	11/11/2022(1)	57,971	$663,768

Marjorie Hargrave	9/6/2024(3)	70,053	$802,107
	4/10/2024(2)	20,747	$237,553

______________

(1)	The RSUs granted to Messrs. Bilsland and Lovell on November 11, 2022, vest on March 31, 2025.
(2)	The RSUs granted to Ms. Hargrave on April 10, 2024, vest ratably annually over three years beginning March 31, 2025.
(3)	The RSUs granted to Messrs. Bilsland, and Lovell and Ms. Hargrave on September 6, 2024, vest ratably annually over three years beginning March 31, 2025.
(4)	Market value was calculated based on the closing market price per share of our Common Stock on the last trading day of 2024 ($11.45 per share).

Equity Compensation Plan Information

We adopted the RSU Plan, which allows us to issue shares of our Common Stock to eligible individuals upon meeting the vesting requirements set by the Compensation Committee as administrator. Accordingly, the following table provides information as of December 31, 2024, with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders(1)	1,034,486(2)	— (3)	54,084(4)

Equity compensation plans not approved by shareholders	—	—	—
Total	1,034,486	—	54,084

______________

(1)	Includes our RSU Plan.
(2)	Represents 1,034,486 shares issuable upon the vesting of RSUs.
(3)	No weighted-average exercise price is reported for outstanding RSU awards since such awards have no exercise price.
(4)

Reflects remaining shares available for future issuance under our RSU Plan. This amount does not include the 2,000,000 shares of Common Stock that would be added to the share reserve under the RSU Plan if Proposal 3 is approved by our shareholders.

Potential Payments Upon Termination or Change in Control

As of December 31, 2024, our NEOs were eligible to receive payments upon (i) a change in control, including with respect to termination of employment related to a change in control in certain cases, in accordance with the 2024 executive officer plan dated March 27, 2024, or (ii) a qualifying termination of employment, in accordance with individual severance agreements ("Severance Agreements") with Messrs. Bilsland and Lovell dated April 1, 2024 and with Ms. Hargrave dated April 10, 2024, in each case, as follows:

●	Mr. Bilsland – in the event of a change in control, Mr. Bilsland would be entitled to the following amounts, subject to his execution, delivery and non-revocation of a general release of claims in favor of the Company:

o	a lump sum retention payment equal to $1,181,250, provided he remains employed with the Company through the closing of such change in control transaction (or $1,350,000 in the event he is not engaged to work for the acquiring company following the transaction) or, if following the announcement or signing of, but prior to the closing of, a change in control transaction, Mr. Bilsland's employment is terminated by the Company without cause, or if he resigns for good reason, the retention payment described above that would have been paid had he remained employed through the change in control (reduced on a dollar-for-dollar basis (but not below zero) by the amount of any severance paid to him by the Company pursuant to the terms of his Severance Agreement); and

o	an amount equal to the performance bonus paid for the most recently completed fiscal year prior to the change in control, pro-rated for the period served in the fiscal year in which the closing of such change in control transaction occurs.

In the event of Mr. Bilsland's termination of employment by the Company without cause or resignation for good reason (in either case without regard to whether such termination or resignation is in connection with a change in control), Mr. Bilsland would be entitled to a severance payment equal to eighteen (18) months of his current base salary, plus the amount of annual bonus received by him for the fiscal year prior to the year of termination (or nine (9) months of such total compensation in the event of his resignation without good reason), in any case, subject to his execution, delivery and non-revocation of a general release of claims in favor of the Company. If Mr. Bilsland's employment had been terminated by the Company without cause, or if he resigned for good reason, on December 31, 2024, then he would have been entitled to approximately $1,289,700 of cash severance payments (or $644,850 in the event of his resignation without good reason). These estimates are based on Mr. Bilsland's base salary level as in effect on December 31, 2024, as well as the annual performance bonus payout he received for the prior fiscal year.

●	Mr. Lovell – in the event of a change in control, Mr. Lovell would be entitled to the following amounts, subject to his execution, delivery and non-revocation of a general release of claims in favor of the Company:

o	a lump sum retention payment equal to $787,500, provided he remains employed with the Company through the closing of such change in control transaction (or $900,000 in the event he is not engaged to work for the acquiring company following the transaction) or, if following the announcement or signing of, but prior to the closing of, a change in control transaction, Mr. Lovell's employment is terminated by the Company without cause, or if he resigns for good reason, the retention payment described above that would have been paid had he remained employed through the change in control (reduced on a dollar-for-dollar basis (but not below zero) by the amount of any severance paid to him by the Company pursuant to the terms of his Severance Agreement).

o	an amount equal to the performance bonus paid for the most recently completed fiscal year prior to the change in control, pro-rated for the period served in the fiscal year in which the closing of such change in control transaction occurs.

In the event of Mr. Lovell's termination of employment by the Company without cause or resignation for good reason (in either case without regard to whether such termination or resignation is in connection with a change in control), Mr. Lovell would be entitled to a severance payment equal to eighteen (18) months of his current base salary, plus the amount of annual bonus received by him for the fiscal year prior to the year of termination (or nine (9) months of such total compensation in the event of his resignation without good reason), in any case, subject to his execution, delivery and non-revocation of a general release of claims in favor of the Company. If Mr. Lovell's employment had been terminated by the Company without cause, or if he resigned for good reason, on December 31, 2024, then he would have been entitled to approximately $855,000 of cash severance payments (or $427,500 in the event of his resignation without good reason). These estimates are based on Mr. Lovell's base salary level as in effect on December 31, 2024, as well as the annual performance bonus payout he received for the prior fiscal year.

●	Ms. Hargrave – in the event of a change in control, Ms. Hargrave would be entitled to the following amounts, subject to her execution, delivery and non-revocation of a general release of claims in favor of the Company:

o	a lump sum retention payment equal to $700,000, provided she remains employed with the Company through the closing of such change in control transaction (or $800,000 in the event she is not engaged to work for the acquiring company following the transaction) or, if following the announcement or signing of, but prior to the closing of, a change in control transaction, Ms. Hargrave's employment is terminated by the Company without cause, or if she resigns for good reason, the retention payment described above that would have been paid had she remained employed through the change in control (reduced on a dollar-for-dollar basis (but not below zero) by the amount of any severance paid to her by the Company pursuant to the terms of her Severance Agreement).

o	an amount equal to the performance bonus paid for the most recently completed fiscal year prior to the change in control, pro-rated for the period served in the fiscal year in which the closing of such change in control transaction occurs.

In the event of Ms. Hargrave's termination of employment by the Company without cause or resignation for good reason (in either case without regard to whether such termination or resignation is in connection with a change in control), Ms. Hargrave would be entitled to a severance payment equal to eighteen (18) months of her current base salary, plus the amount of annual bonus received by her for the fiscal year prior to the year of termination (or nine (9) months of such total compensation in the event of her resignation without good reason), in any case, subject to her execution, delivery and non-revocation of a general release of claims in favor of the Company. If Ms. Hargrave's employment had been terminated by the Company without cause, or if she resigned for good reason, on December 31, 2024, then she would have been entitled to approximately $900,000 of cash severance payments (or $450,000 in the event of her resignation without good reason). These estimates are based on Ms. Hargrave's base salary level as in effect on December 31, 2024, as well as her annual performance bonus target for the fiscal year ended December 31, 2024. Because Ms. Hargrave was not covered under the predecessor executive officer plan during the prior fiscal year, her target bonus for the fiscal year ended December 31, 2024, provides a better estimate of the probable severance benefits to which she would be entitled.

The retention payments described above for each of Messrs. Bilsland and Lovell and Ms. Hargrave may, if they are employed at the time of the change in control, be conditioned on them agreeing with the acquirer, if so requested, to continue to work for the acquirer following the change-in-control for a period of three months, provided the acquirer agrees to pay (i) a monthly base salary no less than the monthly base salary rate in effect before the transaction, and (ii) an additional retention payment equal to 25% of the performance bonus for the most recently completed fiscal year prior to the change in control.

In addition, vesting would be accelerated for any unvested RSUs held by our NEOs upon either (i) a change in control, or (ii) termination of employment by the Company without cause, or resignation for good reason. If either of these events had occurred on December 31, 2024, Messrs. Bilsland and Lovell and Ms. Hargrave would have realized $4,630,552, $2,067,446, and $1,039,660, respectively, on account of their then-unvested RSUs. These amounts reflect each such NEOs unvested RSUs as of December 31, 2024, that would accelerate upon such event, multiplied by the closing market price per share of our Common Stock on December 31, 2024 ($11.45 per share).

Separation Agreement with Mr. Martin

We are party to a separation agreement with Mr. Martin, effective as of April 17, 2024, pursuant to which he ceased to be our Chief Financial Officer, effective as of April 9, 2024. The separation agreement provided (i) for a one-time payment of $960,000, payable within 15 days after the effective date of the agreement (which is after the expiration of the applicable release revocation period), and (ii) that any RSUs granted to Mr. Martin in 2022 that had not yet vested as of April 1, 2024 would accelerate and vest as of April 30, 2024. The separation agreement further provided that Mr. Martin would continue to be employed with the Company on a reduced schedule during a transition period through August 6, 2024. During the transition period, Mr. Martin was entitled to (x) base salary at an annual rate of $400,000, (y) eligibility for benefits, and (z) a one-time retention payment of $100,000, to be paid at the conclusion of the transition period (subject to Mr. Martin’s execution and non-revocation of a bring-down release of claims in favor of the Company).

Other Benefits

Our NEOs are eligible to participate in our health and welfare programs, and our 401(k) plan on the same basis as other employees.

PAY VS. PERFORMANCE

The following table sets forth additional compensation information of our Principal Executive Officer ("PEO") and our non- PEO named executive officers ("Non-PEOs") along with the relationship of such compensation to total shareholder return and net income performance results for our fiscal years ended December 31, 2024, 2023, and 2022, in accordance with Item 402(v) of Regulation S-K. "Compensation Actually Paid" values shown in the required table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our PEO and Non-PEOs in such fiscal years. The calculations and analysis below do not necessarily reflect the Company's approach to aligning executive compensation with performance.

Summary Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Value of initial fixed $100 investment based on:
Year	Summary compensation table total for PEO (1)	Compensation actually paid to PEO (2)	Average summary compensation table total for Non-PEO NEOs (1)	Average compensation actually paid to Non-PEO NEOs (2)	Total share- holder return (3)	Peer group total share-holder return (3)	Net income (4)	Company selected measure (5)
2024	$2,823,771	$4,552,962	$1,187,546	$1,444,697	$465.45	N/A	$(226,138,000)	N/A
2023	$997,800	$721,345	$653,200	$473,490	$359.35	N/A	$44,793,000	N/A
2022	$3,431,832	$4,239,794	$2,256,419	$2,781,636	$406.10	N/A	$18,105,000	N/A

Table Footnotes

(1)

The dollar amounts reported are the average amounts of total compensation reported for our PEO and Non-PEOs in the Summary Compensation Table above. The PEO and Non-PEOs for each year reported are as follows:

Fiscal Year	PEO	Non-PEOs
2024	Brent K. Bilsland	Lawrence D. Martin*, Heath A. Lovell and Marjorie Hargrave**
2023	Brent K. Bilsland	Lawrence D. Martin and Heath A. Lovell
2022	Brent K. Bilsland	Lawrence D. Martin

*Mr. Martin ceased to be our Chief Financial Officer effective as of April 9, 2024.

**Ms. Hargrave started as our Chief Financial Officer on April 10, 2024.

(2)

SEC rules require certain adjustments to be made to the “Summary Compensation Table” totals to determine “compensation actually paid” as reported in the “Pay versus Performance Table” above. The following tables detail the applicable adjustments from the compensation reported in the “Total” column of the Summary Compensation Table.

PEO
Adjustments to Determine Compensation Actually Paid	2024	2023	2022
Reported Summary Compensation Table Total for PEO	$2,823,771	$997,800	$3,431,832
Deduction for Amounts Reported under the Stock Awards Column in our Summary Compensation Table (or SCT)	(1,800,000)		(1,864,733)
Increase for Fair Value as of Year-end of Awards Granted during the Year that Remain Unvested as of Year- end	3,609,452		2,672,695
Increase for Fair Value as of the Vesting Date of Awards Granted during the Year that Vest during the Year
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to the Year that were Outstanding and Unvested as of Year-end	232,757	(205,112)
Increase/deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to the Year that Vested during the Year	(313,018)	(71,343)
Deduction of Fair Value of Awards Granted Prior to the Year that were Forfeited during the Year
Compensation Actually Paid to PEO	$4,552,962	$721,345	$4,239,794

Non-PEO NEOs
Adjustments to Determine Compensation Actually Paid	2024	2023	2022
Reported Average Summary Compensation Table Total for Non-PEO NEOs	$1,187,546	$653,200	$2,256,419
Deduction for Amounts Reported under the Stock Awards Column in our Summary Compensation Table (or SCT)	(400,000)		(1,212,174)
Increase for Fair Value as of Year-end of Awards Granted during the Year that Remain Unvested as of Year- end	814,446		1,737,391
Increase for Fair Value as of the Vesting Date of Awards Granted during the Year that Vest during the Year
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to the Year that were Outstanding and Unvested as of Year-end	50,435	(133,333)
Increase/deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to the Year that Vested during the Year	(207,729)	(46,377)
Deduction of Fair Value of Awards Granted Prior to the Year that were Forfeited during the Year
Average Compensation Actually Paid to Non-PEO NEOs	$1,444,697	$473,490	$2,781,636

(3)

Total shareholder return reflects the cumulative total return of our Common Stock for the measurement period December 31, 2022, through December 31 of the year indicated. Each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on December 31, 2022. Hallador is a smaller reporting company and is not required to disclose peer group TSR.

(4)	Net income as reported for each year in our Annual Report on Form 10-K.
(5)	Hallador is a smaller reporting company and is not required to disclose the company-selected measure nor the tabular list of their most important financial performance measures.

Relationship Between Compensation Actually Paid and Performance Measures

From 2023 to 2024, the compensation actually paid to our PEO increased by 531%, and the average of the compensation actually paid to the Non-PEOs increased by 205%, compared to a 30% increase in our TSR over the same time period, and net income/(loss) changed from $44.8 million in 2023 to a net loss of $226.1 million in 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information as of April 9, 2025, regarding the beneficial ownership of our Common Stock by (i) each person who is known by us to own more than 5% beneficially of our Common Stock; (ii) each current member of our Board, director nominee and our NEOs; and (iii) all members of our Board and our executive officers as a group. The number of shares and percentages of beneficial ownership set forth below is based on 42,976,180 shares of our Common Stock issued and outstanding as of April 9, 2025.

We do not have any RSUs that vast within 60 days of the date of this Proxy Statement.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent (1)
BENEFICIAL OWNERS OF MORE THAN 5%
Lubar & Co (1)	5,452,019	12.69*	%
833 E. Michigan Street, Suite 1500
Milwaukee, WI 53202

DIRECTORS AND NAMED EXECUTIVE OFFICERS
David J. Lubar (2)	5,452,019	12.69%
833 E. Michigan Street, Suite 1500
Milwaukee, WI 53202

David C. Hardie (3)	2,175,900	5.06%
5485 Kietzke Lane
Reno, NV 89511

Brent K. Bilsland (4)	1,555,285	3.62%
1183 East Canvasback Drive
Terre Haute, IN 47802

Bryan H. Lawrence	499,746	1.16%
410 Park Avenue
New York, NY 10022

Charles R. Wesley IV (5)	306,184	**	%
1700 Lincoln Street, Suite 3475
Denver, CO 80203

Heath A. Lovell	129,952	**	%
1183 East Canvasback Drive
Terre Haute, IN 47802

Zarrell Gray	51,000	**	%
1183 East Canvasback Drive
Terre Haute, IN 47802

Marjorie A. Hargrave	30,267	**	%
1183 East Canvasback Drive
Terre Haute, IN 47802

Mr. Lawrence Martin (6)	--	**	%
1183 East Canvasback Drive
Terre Haute, IN 47802

Executive Officers and Current Directors as a group (8 persons)	10,200,353	23.73%

**Less than 1%

_____________________

(1)	Based on 42,976,180 shares outstanding on April 9, 2025.
(2)

Based on a Schedule 13D amendment #6, filed on September 3, 2024. Of these shares, 2,788,685 are owned through the Lubar Equity Fund LLC (LEF), and 2,391,571 shares are owned by the Lubar Opportunity Fund, I (LOFI), and 271,763 shares are owned by SM Opportunity Fund, LLC (SMOF). Lubar & Co., Incorporated serves as investment manager over, and exercises in its sole discretion the entire voting and dispositive power with respect to, all shares of the Issuer held by each of LEF, LOFI, and SMOF. Mr. David J. Lubar serves as the CEO of Lubar & Co., Incorporated, and as a result, may be deemed to beneficially own these shares. Mr. Lubar disclaims beneficial ownership in these shares except to the extent of his respective pecuniary interest therein.

(3)

David C. Hardie is a Managing Member of Hallador Alternative Assets Fund LLC ("HAAF"), a private equity investment fund directed or controlled by its managing members, which beneficially owns 2,006,431 shares. Mr. Hardie and his spouse, Janice Hardie, are trustees of the David Hardie Separate Property Trust that beneficially owns 169,469 shares and have sole voting power of these shares.

(4)	Includes 467,897 shares owned by Mr. Bilsland's spouse and children. Mr. Bilsland disclaims beneficial ownership of such shares.
(5)	Includes 204,914 shares owned by the Charles R. Wesley IV Revocable Trust.
(6)	Mr. Martin ceased to be our Chief Financial Officer effective as of April 9, 2024 and, as a result, the information reported in the table may not be accurate as of April 9, 2025.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review and Approval of Transactions with Related Persons

Related person transactions are those that meet the minimum threshold for disclosure in the proxy statement under relevant SEC and Nasdaq stock exchange rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Any transaction with a related person must be approved in advance by our Audit Committee. The Audit Committee approves only those related person transactions that are determined to be in, or consistent with, the best interests of the Company and our shareholders, taking into account all available facts and circumstances as the Audit Committee determines in good faith to be necessary. In reviewing and approving such transactions, the Audit Committee shall obtain or shall direct management to obtain on its behalf all information that the Audit Committee believes to be relevant and important to a review of the transaction before its approval. The Audit Committee may adopt any further policies and procedures relating to the approval of related person transactions that it deems necessary or advisable from time to time.

Director Independence

The Board has determined that all our current non-employee directors and director nominees are independent within the meaning of SEC and Nasdaq rules (Messrs. D. Hardie, Lawrence, Lubar, and Wesley and Gray). The Board determined that all the directors serving on the Audit Committee, Compensation Committee, and Nominating Committee are independent within the meaning of SEC and Nasdaq rules.

PROPOSAL NO.3: TO APPROVE THE HALLADOR ENERGY COMPANY SECOND AMENDED AND RESTATED 2008 RESTRICTED STOCK UNIT PLAN

The Board recommends that you vote ”FOR” the Hallador Energy Company Second Amended and Restated 2008 Restricted Stock Unit Plan.

The Second A&R RSU Plan (i) increases the number of shares by adding 2,000,000 shares to the shares available under the RSU Plan, and (ii) to extend the term of the RSU Plan until May 29, 2035.

Overview

The RSU Plan originally became effective on April 8, 2008, and was subsequently amended and restated as approved by our shareholders on May 25, 2017 (the "RSU Plan"). Subsequently, our Compensation Committee recommended, and on April 15, 2025, our Board approved amendments to, and a second restatement of, the RSU Plan, which we refer to as the Second A&R RSU Plan, subject to approval of certain changes contained therein by our shareholders. The Second A&R RSU Plan will allow us to continue to make stock-based awards in the form of RSUs to eligible participants, in furtherance of our broader executive compensation strategy and philosophy.

If approved by our shareholders at the Annual Meeting, the Second A&R RSU Plan will become effective on the date of such approval (the "Effective Date"). If not approved by our shareholders, the RSU Plan will otherwise remain in effect in accordance with its terms, and the Second A&R RSU Plan will be null and void in its entirety.

Accordingly, we are seeking shareholder approval of the following amendments to, and terms included in, the Second A&R RSU Plan:

Share Reserve. The Second A&R RSU Plan increases the number of shares of Common Stock reserved for issuance from 4,850,000 shares to 6,850,000 shares, including the 4,850,000 shares previously reserved for issuance under the RSU Plan, and subject to adjustment as provided therein.

Plan Term. The Second A&R RSU Plan extends the expiration date set forth in the RSU Plan of May 25, 2027 to May 29, 2035.

No Dividend or Dividend Equivalent Rights on Unearned or Unvested Awards. The Second A&R RSU Plan clarifies that any dividend equivalents paid in respect of RSUs will be withheld and subject to forfeiture to the same degree as the RSUs to which such dividends relate.

Change in Control. The Second A&R RSU Plan modifies the definition of "change in control" such that a change in control will not be deemed to occur with respect to awards granted on or after April 15, 2025 upon the shareholder approval of (i) a merger or consolidation in which the Company is not the surviving entity, or (ii) a sale, exchange or other disposition of all or substantially all of the assets of the Company. For awards granted on or after April 15, 2025, a change in control will only be deemed to occur under the Second A&R RSU Plan upon the actual consummation of such a transaction (thus any vesting rights applicable to awards granted on or after April 15, 2025 that may be triggered on account of a change in control under the Second A&R RSU Plan will not be so triggered at the time that our shareholders approve such transaction and would not be triggered in the event that such transaction is never consummated).

Material Features of the Second A&R RSU Plan

The description of the Second A&R RSU Plan set forth below is a summary and does not purport to be a complete description, and it is qualified in its entirety by reference to the full text of the Second A&R RSU Plan, which is set forth in Appendix A.

Purpose. The Second A&R RSU Plan is intended to benefit the Company by increasing the employee's interest in the Company's growth and success and encouraging employees to remain in the employ of the Company.

Administration. The Board or the Compensation Committee administers the Second A&R RSU Plan. The Board may delegate administration of the Second A&R RSU Plan in accordance with its terms. References to the "Committee" below are, as applicable, to the Board, the Compensation Committee, a secondary Board committee or other delegate authorized by the Board or Compensation Committee to make grants to certain eligible employees of the Company.

Eligibility. The Second A&R RSU Plan provides that any employee of the Company, nonemployee members of the Board or the board of directors of any subsidiary, or consultants or other independent advisors who provide services to the Company or any subsidiary may participate in the Second A&R RSU Plan. As of April 15, 2025, there are approximately 630 directors, officers and employees who would be eligible to participate in the Second A&R RSU Plan if it were effective on such date. Members of management, including our Named Executive Officers and each of our directors, are among the individuals eligible to receive awards under the Second A&R RSU Plan.

Shares Available for Issuance Under the Second A&R RSU Plan. The proposed number of shares of Common Stock to be authorized for issuance under the Second A&R RSU Plan is 6,850,000, which is inclusive of the 4,850,000 shares previously reserved for issuance under the RSU Plan. The shares of Common Stock issuable under the Second A&R RSU Plan will consist of authorized and unissued shares or shares subsequently reacquired by the Company as treasury shares (including shares repurchased by the Company on the open market). Shares of Common Stock subject to outstanding awards will be available for subsequent issuance under the Second A&R RSU Plan to the extent that such awards terminate for any reason prior to the issuance of shares subject to such awards. If shares of Common Stock otherwise issuable under the Second A&R RSU Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the vesting of an award or the issuance of Common Stock thereunder, then the number of shares of Common Stock available for issuance under the Plan shall be reduced on the basis of the net number of shares issued, calculated in each instance after any such share withholding.

In the event of any stock split (including reverse stock splits), stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, or should the value of outstanding shares be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then the Committee may make equitable adjustments to (i) the maximum number and/or class or securities issuable under the Second A&R RSU Plan, and (ii) the number and/or class of securities subject to each outstanding award. The closing price of our Common Stock, as reported on the NASDAQ Global Market ("NASDAQ") on April 9, 2025, was $13.00 per share.

RSU Awards. The Second A&R RSU Plan only permits the grant of RSUs. Each RSU entitles the recipient to receive one share of Common Stock following the vesting of such award.

Recoupment. Awards granted under the Second A&R RSU Plan will be subject to the applicable requirements of the Company's incentive compensation recovery policy compensation recovery "clawback" policy, which the Company adopted as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules adopted by NASDAQ, which provides for the mandatory recovery of certain erroneously awarded incentive compensation from our officers in the event of an accounting restatement to correct the Company's material noncompliance with any financial reporting requirement under securities laws.

Change in Control. Under the Second A&R RSU Plan, if an award outstanding as of a change in control is not assumed by the successor entity or otherwise continued in full force and effect, then such award will vest immediately upon the effective date of such change in control transaction. The shares of Common Stock subject to the vested award would be issued on the closing date of the change in control transaction triggering such accelerated vesting (or converted into the right to receive the same consideration per share of Common Stock payable to the other shareholders of the Company in connection with the change in control transaction and distributed at the same time as such payments to the other shareholders).

Under the Second A&R Plan, a "change in control" generally means any change in control or ownership of the Company which occurs by reason of one or more of the following:

●	the acquisition of any person or group of related persons (as determined pursuant to section 13(d)(3) of the Securities Exchange Act of 1934) of beneficial ownership of securities of the Company representing fifty percent (50%) or more of the total number of votes that may be cast for the election of Board members, or

●	approval of, or for awards granted on or after April 15, 2025, consummation of, (i) any agreement for a merger or consolidation in which the Company will not survive as an independent corporation or other entity, or (ii) any sale, exchange or other disposition of all or substantially all of the Company's assets.

Amendment. The Committee shall have complete and exclusive power and authority to amend or modify the Second A&R RSU Plan in any or all respects subject to any shareholder approval required under applicable law or regulation or the rules of any stock exchange. However, no such amendment or modification may adversely affect the rights and obligations with respect to awards at the time outstanding under the Second A&R RSU Plan unless the participant consents to such amendment or modification.

Term. The Second A&R RSU Plan will expire at the earlier of: (i) May 29, 2035, (ii) the date on which all shares of Common Stock available for issuance have been issued as fully vested shares, or (iii) the termination of all outstanding awards in connection with a reorganization or change in control. Should the Second A&R RSU Plan terminate on May 29, 2035, then all awards outstanding at that time will continue to have force and effect in accordance with the provisions of the documents evidencing those awards.

Federal Income Tax Information. The following is a brief summary of the U.S. federal income tax consequences of the Second A&R RSU Plan generally applicable to us and to participants in the Second A&R RSU Plan who are subject to U.S. federal taxes. The summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

●	RSU Grants Generally. A participant generally will not have taxable income upon the grant of RSUs. Instead, the participant will recognize ordinary income at the time of vesting or, if later, the settlement of the RSUs equal to the fair market value (on the vesting or, if later, the settlement date) of the shares or cash received.

●	Tax Consequences to the Company. We generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

●	Code Section 409A. We intend that awards granted under the Second A&R RSU Plan comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.

●	Code Section 162(m). Section 162(m) of the Code, or Section 162(m), generally disallows public companies a tax deduction for federal income tax purposes for compensation in excess of $1 million paid to their chief executive officer, chief financial officer, and any employee who is among the three highest compensated executive officers for the taxable year (other than the chief executive officer and chief financial officer), regardless of whether the executive officer is serving at the end of the public company's taxable year and regardless of whether the executive officer's compensation is subject to disclosure for the last completed fiscal year under the applicable SEC rules (a "Covered Employee"). In addition, once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment. Awards granted pursuant to the Second A&R RSU Plan to Covered Employees will be subject to the $1 million annual deduction limitation.

●	Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the Second A&R RSU Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of Common Stock or otherwise settle an award under the Second A&R RSU Plan until all tax withholding obligations are satisfied.

New Plan Benefits

All awards to eligible participants under the Second A&R RSU Plan are made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the Second A&R RSU Plan are not determinable at this time. Please refer to the description of grants made under the RSU Plan to our NEOs during the fiscal year ended December 31, 2024, described in the "Summary Compensation Table."

PROPOSAL NO. 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The Board recommends that you vote “FOR” the ratification of the appointment of Grant Thornton LLP, the independent registered public accounting firm for 2025.

The Board's Audit Committee has appointed Grant Thornton LLP ("Grant Thornton"), as Hallador's independent registered public accounting firm, to audit Hallador's financial statements for the fiscal year ending December 31, 2025. As a matter of good corporate governance, the Audit Committee submits its selection of Grant Thornton to our shareholders for ratification and will consider the vote of our shareholders when appointing our independent registered public accounting firm in the future.

INDEPENDENT AUDITOR'S FEES AND SERVICES

Auditors

The members of the Audit Committee believe that the continued retention of Grant Thornton to serve as the Company's Independent Auditor is in the best interests of the Company and its shareholders. Their appointment is being presented to the shareholders for ratification. If the shareholders do not ratify this appointment, the Audit Committee will consider such results and determine whether to recommend and appoint a different independent registered public accounting firm to audit our consolidated financial statements in the future.

Representatives of Grant Thornton are not expected to be present at the Annual Meeting but will be available for questions and have the opportunity to make a statement during the Annual Meeting.

Principal Accountant Fees

The following table provides information regarding the aggregate fees incurred by the Company from Grant Thornton LLP during the last two years:

	December 31,
	2024	2023
Audit Fees(1)	$923,000	$809,170
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees
Total	$923,000	$809,170

(1) Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters.

Pre-Approval Policy

The Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by Grant Thornton. The policy requires that all services Grant Thornton provides to us be pre-approved by the Audit Committee.

The Audit Committee approved all services provided by Grant Thornton during 2024.

AUDIT COMMITTEE REPORT

Review of the Fiscal Year 2024 Consolidated Financial Statements

The Audit Committee is comprised of independent directors and operates under a written charter adopted by the Board. The Audit Committee Charter is reviewed and updated as needed per applicable rules of the SEC and The Nasdaq Stock Market.

The Audit Committee serves in an oversight capacity. Management is responsible for the Company's internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of the Company's financial statements per the standards of the Public Company Accounting Oversight Board ("PCAOB") and issuing a report thereon. The Audit Committee's primary responsibility is to monitor and oversee these processes and to select and retain the Company's independent auditors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company's audited financial statements and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies, and the clarity of disclosures in the audited financial statements prior to issuance.

The Audit Committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2024, with the Company's independent auditors, Grant Thornton, and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies and the clarity of disclosures in the audited financial statements prior to issuance. The Audit Committee discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB regarding independent auditor communications with the Audit Committee concerning independence and has discussed with Grant Thornton.

Based on the review and discussions with our independent registered public accounting firm, Grant Thornton, the Audit Committee has recommended to the Board, and the Board has approved that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE:

David J. Lubar – Chair of the Committee

Bryan H. Lawrence

Zarrell Gray

OTHER INFORMATION

Proposals by Security Holders

The Board did not receive any proposals for consideration to be voted upon at the Annual Meeting.

Other Matters

The Board does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be presented by others.

Shareholder Proposals and Director Nominations for the 2026 Annual Meeting

of Proposal
Type of Proposal	Rule 14a-8 proposals for inclusion in 2026 proxy statement	Other proposals to be presented at the 2026 annual shareholder meeting	Universal proxy card nominees for the 2026 annual shareholder meeting
Rules	SEC rules permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and their proposal meet the requirements specified in SEC Rule 14a-8.

SEC Rule 14a-4(c)(1) permits shareholders to submit proposals at the 2026 annual meeting of shareholders, but not for inclusion in the Company's proxy statement and form of proxy. Failure to notify the Company by the required deadline would allow the Company's proxy holders to use their discretionary voting authority (to vote for or against the proposal) when the proposal is raised at the 2026 annual meeting of shareholders without any discussion of the matter being included in the Company's proxy statement.

To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by SEC Rule 14a- 19(b).

Deadline for Submitting Proposal	Proposals must be received no later than December 19, 2025.	Proposals must be received no later than March 4, 2026.	A notice that sets forth the information required by Rule 14a-19 must be received no later than March 30, 2026.

Where to Send Proposal	Corporate Secretary, Hallador Energy Company, 1183 East Canvasback Drive, Terre Haute, Indiana 47802.

What to Include	Proposals must conform to and include the information required by SEC Rule 14a-8.		Notice must include the information required by our bylaws as well as conform to and include the information required by SEC Rule 14a-19.

If the date of the 2026 Annual Meeting of shareholders is scheduled for a date that is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting, the dates set forth above may change in accordance with the Company's bylaws.

To curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by certified mail-return receipt requested. Such proposals must also meet the other requirements established by the SEC for shareholder proposals.

Communications with the Board of Directors

Because of our relatively small size, to date, we have not developed formal processes by which shareholders or other interested parties may communicate directly with directors. Until formal procedures are developed and posted on our website (www.halladorenergy.com), any communication to one or more members of our Board may be made by sending them in care of:

Investor Relations SHAREHOLDER-BOARD COMMUNICATION Hallador Energy Company 1183 East Canvasback Drive Terre Haute, Indiana 47802

Householding

A single Notice of Internet Availability of Proxy Materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or notify us by sending a written request to: Attn: Corporate Secretary, 1183 East Canvasback Drive, Terre Haute, Indiana 47802. You will be removed from the householding program, after which you will receive an individual copy of the proxy materials promptly.

Incorporation by Reference

The Audit Committee report shall not be deemed soliciting material and shall not be filed with the SEC. This report shall not be considered to be incorporated by reference into any of our prior or future SEC filings except to the extent that we specifically incorporate such information by reference. Also, this document includes certain website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Availability of SEC Filings, Code of Conduct and Committee Charters

Copies of our reports on Forms 10-K (including the financial statements and financial statement schedules), 10-Q, 8-K and all amendments to those reports filed with the SEC, Code of Conduct and the charters of the Audit Committee, Compensation Committee, and the Nominating Committee, and any stock ownership reports filed by our executive officers, directors, and 10%+ beneficial owners for our Common Stock are posted on, and free of charge, on our website, www.halladorenergy.com, by telephone to (812) 299-2800 or by mail to Investor Relations, Hallador Energy Company, 1183 East Canvasback Drive, Terre Haute, Indiana 47802.

The information contained on our website is not a part of this Proxy Statement.

APPENDIX A

HALLADOR ENERGY COMPANY

SECOND AMENDED AND RESTATED 2008 RESTRICTED STOCK UNIT PLAN

I.	PURPOSE OF THE PLAN

This Second Amended and Restated 2008 Restricted Stock Unit Plan (the “Plan”) is intended to promote the interests of Hallador Energy Company, a Colorado corporation, by providing eligible persons with the opportunity to receive equity awards designed to encourage them to continue their service relationship with the Corporation or its Subsidiaries.

The Plan first became effective on April 8, 2008, and was first amended and restated to increase the number of shares of Common Stock reserved for issuance thereunder as approved by the Corporation’s stockholders on May 25, 2017. The Plan was further amended and restated in its present form on April 15, 2025, which is the date on which the amendment and restatement of the Plan in its present form was approved by the Board (the ”Restatement Date”), subject to approval by the Corporation’s stockholders. The terms of the Plan as amended and restated herein shall, to the extent permitted by applicable laws, rules, or regulations, including the rules of any Stock Exchange, apply to all Awards granted under the Plan prior to, on or following the Restatement Date. If this amendment and restatement of the Plan is not approved by the Corporation’s stockholders at the Corporation’s 2025 Annual Meeting of Stockholders, then this amendment and restatement of the Plan will be null and void in its entirety and the Plan as approved by the Corporation’s stockholders on May 25, 2017 will remain in effect.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II.	ADMINISTRATION OF THE PLAN

A.The Compensation Committee shall have sole and exclusive authority to administer the Plan with respect to Section 16 Insiders. However, administration of the Plan with respect to all other eligible persons may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer those programs with respect to all such persons. However, any Awards for members of the Compensation Committee must be authorized by a disinterested majority of the Board.

B.The Compensation Committee, or any Secondary Board Committee, shall have the authority to delegate its authority to one or more officers of the Corporation with respect to Awards that do not involve Section 16 Insiders. Such committee may at any time terminate the delegation of authority to any such officer.

C.Members of the Compensation Committee or any Secondary Board Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Board Committee and reassume all powers and authority previously delegated to such committee with respect to the Plan.

D.Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan under its jurisdiction or any Award thereunder.

i

E.Service as a Plan Administrator by the members of the Compensation Committee or the Secondary Board Committee shall constitute service as Board members, and the members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee or the Secondary Board Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award thereunder.

III.	ELIGIBILITY

A.The persons eligible to participate in the Plan are as follows:

(i)Employees,

(ii)non-employee members of the Board or the board of directors of any Subsidiary, and

(iii)consultants and other independent advisors who provide services to the Corporation (or any Subsidiary).

B. The Plan Administrator shall have full authority to determine which eligible persons are to receive Awards under the Plan, the time or times when the Awards are to be made, the number of shares subject to each such Award and the vesting and issuance schedules applicable to the shares which are the subject of such Award.

IV.	STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock reserved for issuance over the term of the Plan shall be limited to 6,850,000 shares, including the 4,850,000 shares previously reserved for issuance under the Plan.

B. Shares of Common Stock subject to outstanding Awards made under the Plan shall be available for subsequent issuance under the Plan to the extent those Awards terminate for any reason prior to the issuance of the shares of Common Stock subject to those Awards. If shares of Common Stock otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the vesting of an Award or the issuance of Common Stock thereunder, then the number of shares of Common Stock available for issuance under the Plan shall be reduced on the basis of the net number of shares issued, calculated in each instance after any such share withholding.

C. Should any change be made to the Common Stock by reason of any stock split (including reverse stock splits), stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities subject to each outstanding Award under the Plan. The adjustments shall be made in such manner as the Plan Administrator deems appropriate in order to prevent the dilution or enlargement of benefits under the Plan and the outstanding Awards thereunder, and such adjustments shall be final, binding and conclusive. In the event of a Change in Control, however, the adjustments (if any) shall be made solely in accordance with the applicable provisions of the Plan governing Change in Control transactions.

D. Outstanding Awards granted pursuant to the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

V.	TERMS OF AWARDS

A. The Plan Administrator shall determine the Participants who shall receive Awards under the Plan and the terms and conditions of each such Award. Each restricted stock unit subject to the Award shall entitle the recipient to receive one share of Common Stock following vesting of the Award.

B. Awards may, in the discretion of the Plan Administrator, vest in one or more installments over the Participant’s period of Service. Outstanding Awards shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those Awards, if the Service requirements established for those Awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding Awards as to which the designated Service requirements have not been attained or satisfied.

C. Shares of Common Stock subject to a vested Award may be issued upon vesting of the Award or upon the expiration of a designated time period following the vesting of that Award including (without limitation) a deferred distribution date following the termination of the Participant’s Service.

D. The Participant shall not have any stockholder rights with respect to the shares of Common Stock subject to an Award until that Award vests and the shares of Common Stock are actually issued thereunder. Unless otherwise set forth in a Participant’s Award Agreement, cash dividends and stock dividends, if any, with respect to the restricted stock units shall be withheld by the Corporation for the Participant’s account, and shall be subject to forfeiture to the same degree as the restricted stock units to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

E. Except as may otherwise be provided in an Award Agreement with respect to an Award, if a Participant’s Service ends as a result of Participant’s death or Disability, then any unvested restricted stock units outstanding will automatically accelerate and become fully vested on the date of such death or Disability.

VI.	REORGANIZATION/CHANGE IN CONTROL

A. Any Award outstanding at the time of a Reorganization may be assumed by the successor entity or otherwise continued in full force and effect. In the event of such assumption or continuation of the Award, no accelerated vesting of the Award shall occur at the time of the Reorganization; provided, however, that if the Reorganization event also constitutes a Change in Control, then the special vesting acceleration provisions of Section VI.C below shall be applicable.

B. In the event the Award is assumed or otherwise continued in effect, the Award shall be adjusted immediately after the consummation of the Reorganization so as to apply to the number and class of securities into which the shares of Common Stock subject to restricted stock units under the Award immediately prior to the Reorganization would have been converted in consummation of that Reorganization had the shares of Common Stock actually been issued and outstanding at that time.

C. If the Award outstanding at the time of the Reorganization is not assumed or otherwise continued in effect in accordance with Section VI.A above or in the event such Reorganization also constitutes a Change in Control, then that Award shall vest immediately upon the effective date of such Reorganization or Change in Control. The shares of Common Stock subject to the vested Award shall be issued on the closing date of the Change in Control or Reorganization transaction triggering such accelerated vesting (or shall otherwise be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Reorganization or Change in Control and distributed at the same time as such stockholder payments), subject to the Corporation’s collection of applicable Withholding Taxes.

D. The Plan Administrator shall have the discretionary authority to structure one or more Awards so that those Awards shall automatically vest (or vest and become issuable) in whole or in part immediately prior to the effective date of an actual Reorganization or Change in Control transaction or upon the subsequent termination of the Participant’s Service within a designated period following the effective date of that Reorganization or Change in Control transaction.

VII.	TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the vesting of an Award under the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide Participants to whom Awards are made under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the vesting of those Awards or the issuance of shares of Common Stock thereunder. Such right may be provided to any such holder in either or both of the following formats

(i)Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the vesting of such Award or the issuance of shares of Common Stock thereunder, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by such individual; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law.

(ii)Stock Delivery: The election to deliver to the Corporation, at the time of the vesting of such Award or the issuance of shares of Common Stock thereunder, one or more shares of Common Stock previously acquired by such individual (other than in connection with the share issuance or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the individual.

VIII.EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan shall become effective on the Plan Effective Date.

B. The Plan shall terminate upon the earliest to occur of (i) May 29, 2035, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares, or (iii) the termination of all outstanding Awards in connection with a Reorganization or Change in Control. Should the Plan terminate on May 29, 2035, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing those Awards.

IX.AMENDMENT OF THE PLAN

The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects subject to any stockholder approval required under applicable law or regulation or the rules of any Stock Exchange. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Participant consents to such amendment or modification.

X.GENERAL PROVISIONS

A. Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan, if any, shall be used for general corporate purposes.

B. The implementation of the Plan, the granting of any Award under the Plan and the issuance of any shares of Common Stock in connection with the vesting of any Award under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities or Stock Exchange having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards. No Awards or shares of Common Stock or other assets shall be issued or delivered under the Plan except in compliance with all applicable requirements of applicable securities laws and the rules of any Stock Exchange.

C. Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

D. Notwithstanding anything to the contrary, it is intended that Awards under the Plan not result in the “deferral of compensation” for purposes of Code Section 409A (“Section 409A”), and, to the maximum extent possible under Section 409A, any amounts payable under an Award shall be short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4) or otherwise payable in a manner that would not be subject to tax under Section 409A. To the extent an Award provides for the “deferral of compensation” for purposes of Section 409A, it is intended that any amounts payable under the Award shall comply with Section 409A in a manner so as not to be subject to any additional tax, interest, penalties, or accelerated recognition of income imposed pursuant to Section 409A. The Corporation may, without notice to a Participant, modify or amend the Plan consistent with such intentions. Any payments to be made under an Award upon a termination of Service of a Participant shall be made only upon a “separation from service” under Section 409A, and each payment obligation of the Corporation shall be interpreted and administered accordingly. In addition, if a Participant is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to such Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), or (ii) the date of the Participant’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under the applicable Award shall be paid or provided in accordance with the normal payment dates specified for them herein.

v

APPENDIX

The following definitions shall be in effect under the Plan:

A. “Award” shall mean an award of restricted stock units.

B. “Award Agreement” shall mean the agreement(s) between the Corporation and the Participant evidencing a particular Award made to that individual under the Plan, as such agreement(s) may be in effect from time to time

C. “Board” shall mean the Corporation’s Board of Directors.

D. “Change in Control” shall mean any change in control or ownership of the Corporation which occurs by reason of one or more of the following events:

(i)the acquisition of any person or group of related persons (as determined pursuant to section 13(d)(3) of the 1934 Act) of beneficial ownership of securities of the Corporation representing fifty percent (50%) or more of the total number of votes that may be cast for the election of Board members, or

(ii)stockholder approval of, or for Awards granted on or after the Restatement Date, consummation of, (A) any agreement for a merger or consolidation in which the Corporation will not survive as an independent corporation or other entity, or (B) any sale, exchange or other disposition of all or substantially all of the Corporation’s assets.

In determining whether a subparagraph (i) acquisition has occurred, the person acquiring beneficial ownership of the securities must be someone other than a person or an affiliate of a person that, as of May 29, 2025 is the beneficial owner of securities of the Corporation representing twenty percent (20%) or more of the total number of votes that may be cast for the election of Board members. In determining whether a subparagraph (ii) event has occurred, the conversion of the Corporation into a limited partnership or other form of entity shall not constitute a Change in Control unless another Change in Control event, such as a subparagraph (i) acquisition, occurs concurrently with such conversion. The Board’s reasonable determination as to whether a Change in Control event has occurred shall be final and conclusive.

Notwithstanding anything herein to the contrary, with respect to any amounts that constitute nonqualified deferred compensation under Section 409A and that would be payable in connection with a Change in Control, to the extent required to avoid accelerated or additional taxation under such section, no Change in Control will be deemed to have occurred unless such Change in Control also constitutes a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the Corporation’s assets within the meaning of Code Section 409A(a)(2)(A)(v).

E. “Code” shall mean the Internal Revenue Code of 1986, as amended.

F. “Common Stock” shall mean the Corporation’s common stock.

G.“Compensation Committee” shall mean the Compensation Committee of the Board comprised of two (2) or more non-employee Board members.

H. “Corporation” shall mean Hallador Energy Company, a Colorado corporation, and any corporate successor to all or substantially all of the assets or voting stock of Hallador Energy Company which has by appropriate action assumed the Plan.

I. “Disability” shall mean the earlier of: (i) the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Code Section 22(e)(3) and Code Section 409A(a)(2)(c)(i), as determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances; or (ii) the disability of Participant as such term is defined in the Corporation’s applicable long-term disability insurance plan.

J. “Employee” shall mean an individual who is in the employ of the Corporation (or any Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

K. “Fair Market Value” per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is listed upon one or more established Stock Exchanges, then the Fair Market Value per share shall be deemed to be the averages of the quoted closing prices of the Common Stock on such Stock Exchanges on the date for which the determination is made, or if no sale shall have been made on any Stock Exchange on that day, on the next preceding day on which there was such a sale.

(ii) If the Common Stock is not listed upon an established Stock Exchange but is actively traded on the NASDAQ System, the Fair Market Value per share shall be deemed to be the last reported sale price for the date for which the determination is made or (in the absence of any sale on such date) the mean between the dealer “bid” and “ask” closing prices of the Common Stock on the NASDAQ System on such day or, if there shall have been no trading or quotes of the Common Stock on that day, on the next preceding day on which there was such trading or quotes.

(iii) If none of the foregoing apply, the Fair Market Value per share shall be deemed to be an amount as determined in good faith by the Board by applying any reasonable valuation method.

L. “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

M. “Participant” shall mean any person who is issued an Award under the Plan.

N. “Plan” shall mean the Corporation’s Second Amended and Restated 2008 Restricted Stock Unit Plan, as set forth in this document.

O. “Plan Administrator” shall mean the particular persons or entity, whether the Compensation Committee (or subcommittee thereof), the Board, any Secondary Board Committee, or any officer or officers of the Corporation to whom the Compensation Committee or any Secondary Board Committee has delegated authority, which are authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such persons or entities are carrying out their administrative functions under the Plan with respect to the persons under its jurisdiction.

P. “Plan Effective Date” the Plan originally became effective on April 8, 2008, was first amended and restated as approved by the Corporation’s stockholders on May 25, 2017 and further amended and restated as approved by the Corporation’s stockholders on May 29, 2025.

Q. “Reorganization” shall mean the occurrence of any of the following transactions:

(i) the Corporation is merged or consolidated with another corporation or entity and the Corporation is not the surviving corporation or does not otherwise survive as the surviving entity, or

(ii) all or substantially all of the assets of the Corporation are acquired by another entity, or

(iii) the Corporation is liquidated or reorganized.

Notwithstanding anything herein to the contrary, with respect to any amounts that constitute nonqualified deferred compensation under Section 409A and that would be payable in connection with a Reorganization, to the extent required to avoid accelerated or additional taxation under such section, no Reorganization will be deemed to have occurred unless such Reorganization also constitutes a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the Corporation’s assets within the meaning of Code Section 409A(a)(2)(A)(v).

R. “Secondary Board Committee” shall mean a committee of one or more Board members appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders.

S. “Section 16 Insider” shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

T. “Service” shall mean the performance of services for the Corporation (or any Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the Award. For purposes of the Plan, a Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Corporation or any Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a Subsidiary of the Corporation, even though the Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

U. “Stock Exchange” shall mean any stock exchange or automated quotation system upon which the Corporation’s Common Stock is or may be listed or quoted.

V. “Subsidiary” shall mean (i) any corporation (other than the Corporation) or other entity in an unbroken chain beginning with the Corporation, provided each such entity (other than the last entity) in the unbroken chain, owns, at the time of the determination, stock or other equity interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other voting interests in one of the other corporations or entities in such chain, or (ii) any entity that is directly or indirectly controlled by the Corporation.

W.“Withholding Taxes” shall mean the applicable federal and state income and employment withholding taxes to which the holder of an Award under the Plan may become subject in connection with the vesting of that Award or the issuance of shares of Common Stock thereunder.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V70132-P26482 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! Nominees: The Board of Directors recommends you vote FOR proposal 2. The Board of Directors recommends you vote FOR proposal 4. The Board of Directors recommends you vote FOR proposal 3. 2. Approve, on an Advisory Basis, the Named Executive Officers' Compensation. 4. Ratify the appointment of Grant Thornton LLP, as our independent registered public accounting firm for 2025. 3. Approve the Hallador Energy Company Second Amended and Restated 2008 Restricted Stock Unit Plan. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. Election of six Directors for a one-year term. HALLADOR ENERGY COMPANY The Board of Directors recommends you vote FOR the following: 1a. Brent K. Bilsland 1b. Zarrell Gray 1c. David C. Hardie 1d. Bryan H. Lawrence 1e. David J. Lubar 1f. Charles R. Wesley, IV For Against Abstain For Against Abstain ! ! ! SCAN TO VIEW MATERIALS & VOTEZ HALLADOR ENERGY COMPANY ATTN: MARJORIE HARGRAVE 1183 EAST CANVASBACK DRIVE TERRE HAUTE, IN 47802 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 28, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 28, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V70133-P26482 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com. HALLADOR ENERGY COMPANY Annual Meeting of Shareholders May 29, 2025, 2:00 pm MDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Brent K. Bilsland and Marjorie Hargrave, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HALLADOR ENERGY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 pm MDT on May 29, 2025 at 10375 Park Meadows Drive, Suite 500, Lone Tree, CO 80124, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

Your Vote Counts! *Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Smartphone users Point your camera here and vote without entering a control number For complete information and to vote, visit www.ProxyVote.com Control # V70134-P26482 HALLADOR ENERGY COMPANY ATTN: MARJORIE HARGRAVE 1183 EAST CANVASBACK DRIVE TERRE HAUTE, IN 47802 HALLADOR ENERGY COMPANY 2025 Annual Meeting Vote by May 28, 2025 11:59 PM ET You invested in HALLADOR ENERGY COMPANY and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 29, 2025. Get informed before you vote View the Notice & Proxy Statement and Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 15, 2025. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. Vote in Person at the Meeting* May 29, 2025 2:00 pm MDT 10375 Park Meadows Drive Suite 500, Lone Tree, CO 80124

Vote at www.ProxyVote.com Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Delivery Settings”. V70135-P26482 Voting Items Board Recommends THIS IS NOT A VOTABLE BALLOT This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters. 1. Election of six Directors for a one-year term. Nominees: 1a. Brent K. Bilsland For 1b. Zarrell Gray For 1c. David C. Hardie For 1d. Bryan H. Lawrence For 1e. David J. Lubar For 1f. Charles R. Wesley, IV For 2. Approve, on an Advisory Basis, the Named Executive Officers’ Compensation. For 3. Approve the Hallador Energy Company Second Amended and Restated 2008 Restricted Stock Unit Plan. For 4. Ratify the appointment of Grant Thornton LLP, as our independent registered public accounting firm for 2025. For